As filed with the Securities and Exchange Commission on March 17, 2000

                                              Registration No. 333-____________
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549
                             -----------------------
                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            ONHEALTH NETWORK COMPANY
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

         Washington                 7372                        41-1686038
(State of incorporation      Primary Standard Industrial      (IRS Employer
    or organization)          Classification Code Number    Identification No.)


                          808 HOWELL STREET, SUITE 400
                            SEATTLE, WASHINGTON 98101
--------------------------------------------------------------------------------
                                 (206) 583-0100
        (Address, including zip code, and telephone number including area code, of registrant's principal executive office)

                   ROBERT N. GOODMAN, CHIEF EXECUTIVE OFFICER
--------------------------------------------------------------------------------
                          808 HOWELL STREET, SUITE 400
                            SEATTLE, WASHINGTON 98101
--------------------------------------------------------------------------------
                                 (206) 583-0100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                    ----------------------------------------

                        Copies of all communications to:
                                 C. Kent Carlson
                            Christopher H. Cunningham
                            Preston Gates & Ellis LLP
                           701 Fifth Avenue Suite 5000
                         Seattle, Washington 98104-7078
                                 (206) 623-7580

Approximate date of commencement of proposed sale to the public: As soon as possible after the registration statement is declared effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under
the Securities Act, check the following box:         |_|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule
434, please check the following box.        |_|

                         CALCULATION OF REGISTRATION FEE


     Title of Each Class of          Amount to be      Proposed Maximum Offering       Proposed Maximum           Amount of
      Securities Registered           Registered          Price Per Share(1)       Aggregate Offering Price    Registration Fee
------------------------------    ----------------     -------------------------  --------------------------   -----------------
Common Stock, $0.01 par value      650,000 shares                $6.375                   $4,143,750               $1,093.95

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

Subject to Completion dated March 17, 2000


                                   PROSPECTUS

                                 650,000 Shares

                            OnHealth Network Company
                     Common Stock, $.01 par value per share

         OnHealth Network Company is offering 650,000 shares of common stock.

         Our common stock is listed on the Nasdaq National Market under the ticker symbol "ONHN". On March 16, 2000, the closing price of one share of OnHealth common stock on the Nasdaq National Market was $6.00.

         THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SHARES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------- ----------- -----------
                                                          Per Share     Total
-------------------------------------------------------- ----------- -----------

Offering Price, before offering expenses, to OnHealth    $           $

-------------------------------------------------------- ----------- -----------



                  The date of this prospectus is March __, 2000

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

This prospectus is part of a registration statement that we have filed with the SEC. The registration statement contains exhibits and other information not included in the prospectus. We have not authorized anyone to give information or to make any representation other than as contained in this prospectus in connection with the offering described herein.

                  An exhibit index appears on page 1 of PART II

                                TABLE OF CONTENTS

THE COMPANY....................................................................3

RECENT DEVELOPMENTS............................................................4

RISK FACTORS...................................................................5

USE OF PROCEEDS...............................................................17

DESCRIPTION OF OUR SECURITIES.................................................18

WHERE YOU CAN FIND MORE INFORMATION...........................................19

LEGAL MATTERS.................................................................21

EXPERTS.......................................................................21

                               Prospectus Summary

Our Business

         We are a leading independent source of original, informative, timely and trusted consumer-oriented health and wellness information, products and services on the Web. Our website, onhealth.com, is a consumer-focused online health destination dedicated to the management of personal and family health and well-being. We employ ten full-time staff editors and writers and we use over 100 health and medical writers and contributors, enabling us to update our website daily with original health-related features. By providing users with a broad range of original in-depth reporting, substantive resources and references, community discussions, direct access to experts, interactive tools and exclusive search capabilities, onhealth.com combines the strength of credible journalism with the power of online interactivity.

         We launched our website in July 1998. According to the figures reported by PC Data, we had 4.7 million unique users to our website in January 2000. This ranks our website, according to PC Data as the most visited consumer health website.

         We were originally incorporated in August 1990 in the State of Minnesota under the name Interactive Television, Inc. We changed our name to Interactive Ventures, Inc. in March 1991, IVI Publishing, Inc. in August 1993, and in connection with our move to the State of Washington and re-incorporation there, OnHealth Network Company in June of 1998. Our principal executive offices are located at:

808 Howell Street, Suite 400
Seattle, Washington 98101
(206) 583-0100

                               RECENT DEVELOPMENTS

         On February 15, 2000, we entered into an Agreement and Plan of Merger with Healtheon\WebMD Corporation pursuant to which we will be merged with a subsidiary of Healtheon\WebMD Corporation and become a wholly owned subsidiary of Healtheon\WebMD Corporation. Pursuant to this agreement, which is subject to certain conditions, including certain regulatory approvals and the approval of our shareholders, each share of our common stock will be exchanged for .189435 shares, subject to adjustment, of Healtheon\WebMD Corporation. common stock.

                                  RISK FACTORS

         INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED IN THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER THE FOLLOWING DISCUSSION OF RISKS AS WELL AS OTHER INFORMATION IN THIS PROSPECTUS BEFORE PURCHASING ANY OF THE COMMON STOCK.

Risks Related to Our Business

     If we are unable to complete the pending merger with Healtheon\WebMD Corporation, our business could be harmed.

     The merger agreement with Healtheon\WebMD Corporation provides that during the period from signing until closing we are able to operate our business, with certain exceptions, in the ordinary course of business. If the proposed merger is terminated, however, for whatever reason, our business would be disrupted. During the interim period between signing and closing, for example, our advertisers may not want to renew their agreements with us and instead wait until after the closing to deal with Healtheon\WebMD Corporation. As a result, if the merger were to be abandoned for whatever reason, our business could be affected by decreasing our operating results.

We have a history of losses and negative cash flow and anticipate continued losses.

         Since our inception, we have incurred significant losses and negative cash flow, and as of December 31, 1999, had an accumulated deficit of approximately $136.8 million We have not achieved profitability and expect to continue to incur operating losses for the foreseeable future as we fund operating and capital expenditures in areas such as expansion of our network, advertising, brand promotion, content development, sales and marketing, and operating infrastructure. Our business model assumes that consumers will be attracted to and use healthcare information and related content available on our Internet-based consumer healthcare network which will, in turn, allow us the opportunity to sell advertising designed to reach those consumers. Our business model also assumes that those consumers will access important healthcare needs through electronic commerce using our website and that local healthcare organizations will affiliate with us. This business model is not yet proven, and we cannot assure you that we will ever achieve or sustain profitability or that our operating losses will not increase in the future.

Since we recently changed our business focus, we essentially are a new company and accordingly are subject to those risks associated with a new company.

         Even though we were founded in 1990, we have only been active online since 1996 and the onhealth.com website was not actually launched until July 1998. As a result, our company is essentially a new venture. Therefore, we do not have a significant operating history upon which you can evaluate us and our prospects, and you should not rely upon our past performance to predict our future performance. In transitioning to our new business model, we are substantially changing our business operations, sales and implementation practices, customer service and support operations and management focus. We are also facing new risks and challenges, including a lack of meaningful historical financial data upon which to plan future budgets, competition from a wider range of sources, the need to develop strategic relationships and other risks described below. We cannot guarantee that we will be able to successfully transition to our new business model.

         Our ability to generate profits, if any, will depend on our ability to:

o        attract consumers to our website
o        attract advertisers to our website
o        generate e-commerce revenue from our website
o        control costs

         We anticipate continued significant operating losses at least through the year 2000, as our website is improved and marketed and the OnHealth network is enhanced. We cannot assure you that we will ever attain profitability.

Our business model relies to a large extent on advertising revenue from our website. We cannot provide any assurance that we will generate significant advertising revenue.

         Our future is highly dependent on increased use of the Internet as an advertising medium. We expect to derive a substantial amount of our revenue from advertising and sponsorships. The Internet advertising market is new, extremely competitive and rapidly evolving, and we cannot yet predict its effectiveness as compared to traditional media advertising. As a result, demand and market acceptance for Internet advertising solutions are uncertain. Most of our current or potential advertising customers have little or no experience advertising over the Internet and have allocated only a limited portion of their advertising budgets to Internet advertising. The adoption of Internet advertising, particularly by those entities that have historically relied upon traditional media for advertising, requires the acceptance of a new way of conducting business, exchanging information and advertising products and services. Such customers may find Internet advertising to be less effective for promoting their products and services relative to traditional advertising media. We cannot assure you that the market for Internet advertising will continue to emerge or become sustainable. If the market for Internet advertising fails to develop or develops more slowly than we expect, then our ability to generate advertising revenue would be materially adversely affected. To date, advertisers have not, by their actions, shown that they believe in the Internet as a legitimate advertising medium.

         Advertising rates quoted by different vendors vary widely, making it difficult for us to project future levels of advertising revenue. Internet advertising rates are based in part on third-party estimates of an individual's use of an Internet website. These estimates of use are called impressions. Such estimates are often based on sampling techniques or other imprecise measures, and may materially differ from our own estimates. We do not know if advertisers will accept our or other parties' measurements of impressions. Since the Internet advertising industry is in its infancy, universally accepted standards measuring the effectiveness of a particular Internet advertisement have not been established or widely embraced. Our advertising revenue could be adversely affected if we are unable to adapt to new forms of Internet advertising.

         Moreover, filter software programs are available that limit or prevent advertising from being delivered to an Internet user's computer. Widespread adoption of this software could adversely affect the commercial viability of Internet advertising and, therefore, our business.

In order to compete for advertising dollars with the growing number of Internet websites, we must establish, maintain and strengthen our brand.

         In order to expand our audience of users and increase our online traffic, we must establish, maintain and strengthen our brand. For us to be successful in establishing our brand, we believe healthcare consumers must perceive us as a trusted source of healthcare information, and advertisers and merchants must perceive us as an effective marketing and sales channel for their products and services. As discussed in this prospectus, we are increasing substantially our marketing budget in our efforts to establish brand recognition and brand loyalty. Our business could be materially adversely affected if our marketing efforts are not productive or if we cannot strengthen our brand.

We must continue to upgrade our website and add to existing distribution relationships.

         In order to remain competitive with other Internet companies, including the numerous other Internet health-related websites, we must continue to enhance and improve the responsiveness, functionality and features of our website and develop other products and services. In addition, we plan to enter into relationships with additional distributors who will enable us to drive more traffic to our website. Such undertakings are expensive and we cannot assure you that we will be successful at upgrading our website or increasing the strength of our distribution relationships.

Since our advertising contracts are for short terms and often guarantee a minimum number of impressions, we cannot be sure that we will continue to attract Internet advertisers.

         The majority of our advertising contracts have been for terms averaging three months in length, with relatively few longer-term advertising contracts. We cannot assure you that our current advertisers will continue to purchase advertisements on our website. In addition, our advertising contracts typically guarantee the advertiser a minimum number of impressions. To the extent that minimum impression levels are not achieved for any reason, we may be required to provide additional impressions after the contract term. Providing additional impressions may adversely affect the availability of advertising inventory. This may, in turn, adversely affect our business, results of operations and financial condition.

We depend on third-party relationships, many of which are short-term or terminable, to generate traffic on our website.

         In order to expand our network, we have entered into a number of strategic relationships which involve the payment of funds for prominent or exclusive carriage of our healthcare information and services. These transactions are premised on the assumption that the traffic we obtain from these arrangements will permit us to earn revenue in excess of the payments made to partners. This assumption is not yet proven, and if we are unsuccessful in generating sufficient resources to offset these expenditures, we will likely be unable to operate our business. We have entered into distribution relationships with several companies, and we intend to enter into additional relationships in the future. Most of these distribution relationships are short term in nature and may not be renewed or may be canceled by our distribution partner. Although we view our distribution relationships as a key factor in our overall business strategy, our distribution partners may not view their relationships with us as significant to their business, and they may later decide to end their commitment to us or even decide to compete directly with us in the future. We cannot guarantee that any distribution partner will perform its obligations as agreed or contemplated or that we would be able to specifically enforce any distribution agreement. Our arrangements with our distribution partners generally do not establish minimum performance requirements, but instead rely on the voluntary efforts of our distribution partners. Therefore, we cannot guarantee that these relationships will be successful.

         Most of our arrangements with third-party Internet websites:

o        do not require future minimum commitments to use our services
o        are not exclusive
o are short-term or may be terminated at the convenience of the other party

         In addition, we do not have agreements with many website operators that provide links to onhealth.com, and those operators with which we do may terminate such links at any time without notice. As a result, we cannot assure you that our existing relationships will result in sustained business relationships or the generation of significant revenue for us. Failure of one or more of our strategic relationships to achieve or maintain market acceptance or commercial success or the termination of one or more successful strategic relationships could have a material adverse effect on our business, results of operation and financial condition.

Since our website relies on some content that we do not create, it is possible that we may not be able to provide such content in the future.

         While we produce much of the editorial content found on our website, some of our content is licensed from third parties. Accordingly, we rely on the expertise, technical capability, name recognition and willingness to syndicate content for branding and distribution of others. As health-related content grows on the Internet, there will be increasing competition for the best health information suppliers. This may result in certain content becoming unavailable or in significantly higher content prices. Such an outcome could make our website less attractive or useful for a user and could have a material adverse effect on our business and financial performance.

Our business is changing rapidly, which could cause our quarterly operating results to vary and our stock price to fluctuate.

         Our revenue and operating results may vary significantly from quarter to quarter due to a number of factors, not all of which are in our control. If we have a shortfall in revenue in relation to our expenses, or if our expenses precede increased revenue, then our results of operations would be materially adversely affected. This would likely affect the market price of our common stock in a manner which may be unrelated to our long-term operating performance. Important factors which could cause our results to fluctuate materially include:

o        our ability to attract and retain users
o        our ability to attract and retain advertisers and sponsors
o our ability to attract and retain customers and maintain customer satisfaction for our existing and future e-commerce offerings
o new Internet websites, services or products introduced by us or our competitors
o        the level of Internet and other online services usage
o our ability to upgrade and develop our systems and infrastructure and attract new personnel in a timely and effective manner o our ability to successfully integrate operations and technologies from any acquisitions, joint ventures or other business combinations or investments
o technical difficulties or system downtime affecting the operation of our website

         In addition, as our market develops, seasonal and cyclical patterns may emerge. These patterns may affect our revenue. We cannot yet predict to what extent our operations will prove to be seasonal. Due to the factors noted above and the other risks discussed in this section, you should not rely on quarter-to-quarter comparisons of our results of operations as indicators of future performance. It is possible that in some future periods our operating results may be below the expectations of public market analysts and investors. In this event, the price of our common stock may underperform or decrease.

Our success depends in large part on the continuing efforts of two individuals. In addition, our success depends on our ability to continue to attract, retain and motivate highly skilled employees.

         Our development and operation is substantially dependent on the services of our President and Chief Executive Officer, Robert N. Goodman, and on our Executive Vice President and General Manager, Rebecca Farwell. If we lost the services of either Mr. Goodman or Ms. Farwell, our business would be severely affected. Our ability to execute our growth plan and be successful also depends on our continuing ability to attract, retain and motivate other highly skilled employees. As we continue to grow, we will need to hire additional personnel in all operational areas. Competition for personnel throughout the Internet industry is intense. We may be unable to retain our key employees or attract, assimilate or retain other highly qualified employees in the future. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business will be adversely affected.

To successfully compete in the Internet health field, we must continue to improve the product we offer and increase the number of people using our website.

         To do so, we will have to significantly increase our operating expenses to:

o        develop new distribution channels
o        fund greater levels of research and development
o        add editorial content
o        increase our sales and marketing operations
o        broaden our customer support capabilities
o        establish brand identity and strategic alliances

         Any future acquisitions we make of companies or technologies may result in disruptions to our business and/or the distraction of our management, due to difficulties in assimilating acquired personnel and operations.

         We may acquire or make investments in complementary businesses, technologies, services or products if appropriate opportunities arise. From time to time we engage in discussions and negotiations with companies regarding our acquiring or investing in such companies' businesses, products, services or technologies, and we regularly engage in such discussions and negotiations in the ordinary course of our business. Some of those discussions also contemplate the other party making an investment in our company. We cannot assure you that we will be able to identify future suitable acquisition or investment candidates, or if we do identify suitable candidates, that we will be able to make such acquisitions or investments on commercially acceptable terms or at all. If we acquire or invest in another company, we could have difficulty in assimilating that company's personnel, operations, technology and software. In addition, the key personnel of the acquired company may decide not to work for us. If we make other types of acquisitions, we could have difficulty in integrating the acquired products, services or technologies into our operations. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations. Furthermore, we may incur indebtedness or issue equity securities to pay for any future acquisitions. The issuance of equity securities would be dilutive to our existing shareholders.

Much of our website relies on owned or licensed intellectual property and we cannot be sure that such rights are protected from the use of others, including potential competitors.

         We regard much of our website and its technology as proprietary and try to protect it by relying on trademarks, copyrights, trade secret laws and confidentiality agreements with consultants. In connection with our license agreements with third parties, we seek to control access to and distribution of our technology, documentation and other proprietary information. Even with all of these precautions, it could be possible for someone else to either copy or otherwise obtain and use our proprietary information without our authorization or to develop similar technology independently. Effective trademark, copyright and trade secret protection may not be available in every country in which our services are made available through the Internet, and policing unauthorized use of our proprietary information is difficult and expensive. We cannot be sure that the steps we have taken will prevent misappropriation of our proprietary information. Such misappropriation could have a material adverse effect on our business. In the future, we may need to go to court to either enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation might result in substantial costs and diversion of resources and management attention.

         We currently license from third parties certain technologies incorporated into onhealth.com. As we continue to introduce new services that incorporate new technologies, we may be required to license additional technology from others. We cannot be sure that these third-party technology licenses will continue to be available on commercially reasonable terms, if at all.

We may have liability for products sold over, or information retrieved from, our website.

         Because any of the materials on our website may be downloaded or viewed, and such materials could be sent to others, we could be sued for:

o        defamation
o        negligence
o        copyright or trademark infringement
o        medical malpractice or personal injury
o        other theories based on the nature and content of such materials

         We could also be exposed to liability with respect to third-party information that may be accessible:

o        through our website or
o through content and materials that may be posted by our users on discussion boards that we offer.

         Such claims might include, that by directly or indirectly providing links to websites operated by third parties, we are liable for copyright or trademark infringement or other wrongful actions by such third parties through such websites. It is also possible that, if any third-party information provided on our website contains errors, third parties could make claims against us for losses they incur relying on such information. Insurance may not be adequate to cover any such potential liabilities. Even if such claims do not result in liability, we could incur significant costs in investigating and defending against such claims.

         In addition, patients who file lawsuits against doctors often name as defendants all persons or companies with any relationship to the doctors. As a result, patients may file lawsuits against us based on advice rendered by physicians through our website. In addition, a court or government agency may take the position that our delivery of health information, or information delivered by a third-party website that a consumer accesses through our website, exposes us to malpractice or other personal injury liability for wrongful delivery of healthcare services or erroneous health information. We cannot assure you that the amount of insurance we maintain with insurance carriers will be sufficient to cover all of the losses we might incur from these claims and legal actions. In addition, insurance for some risks is difficult, impossible or too costly to obtain, and as a result, we may not be able to purchase insurance for some types of risks.

We have recently experienced and are currently experiencing rapid growth in our business. If we are unable to manage this growth our business could be harmed.

         We have experienced and are currently experiencing a period of significant growth. This growth has placed, and the future growth we anticipate in our operations will continue to place, a significant strain on our resources. As part of this growth, we will have to implement new operational and financial systems and procedures and controls, expand, train and manage our employee base, and maintain close coordination among our technical, accounting, finance, marketing, sales and editorial staffs. If we are unable to manage our growth effectively, our business, results of operations and financial condition could be adversely affected.

Our network could be penetrated. This could result in a disruption in our website.

         Experienced programmers or hackers could attempt to penetrate our network security. Because a hacker who is able to penetrate our network security could misappropriate proprietary information or cause interruptions in our products and services, we may be required to expend capital and resources to protect against or to alleviate problems caused by such parties. In addition, we may not have a timely remedy against a hacker who is able to penetrate our network security. Such purposeful security breaches could have a material adverse effect on our business, results of operations and financial condition. In addition, the inadvertent transmission of computer viruses could expose us to a risk of loss or litigation and potential liability.

If today's economic conditions deteriorate, our future results of operations would be adversely affected.

         Time spent on the Internet by individuals, purchases of new computers and purchases of membership subscriptions to Internet websites are typically discretionary for consumers and may be particularly affected by adverse trends in the general economy. The success of our operations depends to a significant extent upon discretionary consumer spending, including economic conditions affecting disposable consumer income such as employment, wages and salaries, business conditions, interest rates, availability of credit and taxation. In addition, our business strategy relies on advertising by, and agreements with, other Internet companies. Any significant deterioration in general economic conditions that adversely affected these companies could also have a material adverse effect on our business.

We have no plans to pay cash dividends, and investors should not buy our common stock expecting to receive dividends.

         We intend to retain all of our earnings, if any, for use in the business and do not anticipate paying any cash dividends in the foreseeable future.

Our business may face additional risks and uncertainties not presently known to us which could cause our business to suffer.

         In addition to the risks specifically identified in this Risk Factors section or elsewhere in this prospectus, we may face additional risks and uncertainties not presently known to us or that we currently deem immaterial which ultimately impair our business, results of operations and financial condition.

Risks Related to Our Industry

Consumers and the healthcare industry must accept the Internet as a source of healthcare content and services for our business model to be successful.

         To be successful, we must attract to our network a significant number of consumers as well as other participants in the healthcare industry. To date, consumers have generally looked to healthcare professionals as their principal source for health and wellness information. Our business model assumes that consumers will use healthcare information available on our network, that consumers will access important healthcare needs through electronic commerce using our website, and that local healthcare organizations will affiliate with us. This business model is not yet proven, and if we are unable to successfully implement our business model, our business will be materially adversely affected.

The Internet industry is highly competitive and changing rapidly, and we may not have the resources to compete adequately.

         The number of Internet websites offering users healthcare content, products and services is vast and increasing at a rapid rate. These companies compete with us for users, advertisers, e-commerce transactions and other sources of online revenue. In addition, traditional media and healthcare providers compete for consumers' attention both through traditional means as well as through new Internet initiatives. We believe that competition for healthcare consumers will continue to increase as the Internet develops as a communication and commercial medium.

         There are a number of competitors delivering online health content who will also seek advertising revenue, and it is likely that more competitors will emerge in the near future. Such competitors include, among others:
Healtheon/WebMD, the company that we have agreed to merge with, Mayo Health O@sis, drkoop.com, Mediconsult, Medscape and InteliHealth. Many of these competitors have more cash available to spend, longer operating histories and stronger brand recognition than we do. Some have internal distribution or other opportunities to support their business that we neither have nor are able to replicate for a reasonable investment. As expressed above, we believe that the number of other health care Internet companies that rely on Internet-based advertising revenue will increase substantially in the future. Accordingly, we will likely face increased competition, resulting in increased pricing pressures on our advertising rates, which could have a material adverse effect on our business.

         We believe that the principal competitive factors in attracting advertisers to our website include:

o        the amount of traffic on our website;
o        brand recognition;
o        customer service;
o        the demographics of our user base;
o        our ability to offer targeted audiences; and
o        the overall cost effectiveness of the advertising medium we offer.

Our business is dependent on the continuous, reliable and secure operation of our website and related tools and functions we provide.

         All companies that rely on the Internet are dependent upon the continuous, liable and secure operation of Internet servers and related hardware and software. If that service is interrupted, consumers would be inconvenienced and commercial clients would suffer from a loss in advertising or transaction delivery. This would result in a revenue loss to us. Even though our computer and communications hardware are protected through physical and software safeguards, they are still vulnerable to fire, earthquake, flood, power loss, telecommunications failures, physical or software break-ins and similar events. We do not have a complete back-up for all of our computer and telecommunications facilities and do not carry business interruption insurance to protect us in the event of a catastrophe. Such an event could lead to significant negative impacts on our business. We also depend on third parties to provide users with web browsers and Internet and online services necessary for access to our website. In the past, users have occasionally experienced difficulties with Internet and online services due to system failures, including failures unrelated to our systems. Any sustained disruption in Internet access provided by third parties could have a material adverse effect on our business.

         We retain confidential customer information in our database. Therefore, it is critical that our facilities and infrastructure remain secure and are perceived by consumers to be secure. Despite the implementation of security measures, our infrastructure may be vulnerable to physical break-ins, computer viruses, programming errors or similar disruptive problems. A material security breach could damage our reputation or result in liability to us.

Since  we  operate  an  Internet-based  network,  our  business  is  subject  to
government   regulation   relating  to  the  Internet  which  could  impair  our
operations.

         Because of the increasing use of the Internet as a communication and commercial medium, the government has adopted and may adopt additional laws and regulations with respect to the Internet covering such areas as:

o        user privacy
o        pricing
o        content
o        taxation
o        copyright protection
o        the distribution of health care products or advice over the Internet

         Since we operate a healthcare network over the Internet, our business is subject to government regulation specifically relating to medical devices, the practice of medicine and pharmacology, healthcare regulation, insurance and other matters unique to the healthcare area. Laws and regulations have been or may be adopted with respect to the provision of healthcare-related products and services online, covering areas such as:

o        the regulation of medical devices
o the practice of medicine and pharmacology and the sale of controlled products such as pharmaceuticals online
o        the regulation of government and third-party cost reimbursement
o        the regulation of insurance sales

         FDA REGULATION OF MEDICAL DEVICES. Some computer applications and software are considered medical devices and are subject to regulation by the United States Food and Drug Administration. We do not believe that our current applications or services will be regulated by the FDA; however, our applications and services may become subject to FDA regulation. Additionally, we may expand our application and service offerings into areas that subject us to FDA regulation. We have no experience in complying with FDA regulations. We believe that complying with FDA regulations would be time consuming, burdensome and expensive and could delay or prevent our introduction of new applications or services.

         REGULATION OF THE PRACTICE OF MEDICINE AND PHARMACOLOGY. The practice of medicine and pharmacology requires licensing under applicable state law. We have endeavored to structure our website and affiliate relationships to avoid violation of state licensing requirements, but a state regulatory authority may at some point allege that some portion of our business violates these statutes. Any such allegation could result in a material adverse effect on our business. Further, any liability based on a determination that we engaged in the practice of medicine without a license may be excluded from coverage under the terms of our current general liability insurance policy.

         FEDERAL AND STATE HEALTHCARE REGULATION. We earn a service fee when users on our website purchase prescription pharmacy products from certain of our e-commerce partners. Federal and state anti-kickback laws prohibit granting or receiving referral fees in connection with sales of pharmacy products that are reimbursable under federal Medicare and Medicaid programs and other reimbursement programs. Although there is uncertainty regarding the applicability of these regulations to our e-commerce revenue strategy, we believe that the service fees we receive from our e-commerce partners are for the primary purpose of marketing and do not constitute payments that would violate federal or state "anti-kickback" laws. However, if our program were deemed to be inconsistent with federal or state law, we could face criminal or civil penalties. Further, we would be required either not to accept any transactions which are subject to reimbursement under federal or state healthcare programs or to restructure our compensation to comply with any applicable anti-kickback laws or regulations. In addition, similar laws in several states apply not only to government reimbursement but also to reimbursement by private insurers. If our activities were deemed to violate any of these laws or regulations, it could cause a material adverse affect on our business, results of operations and financial condition.

Internet capacity constraints may impair the ability of consumers to access our website, which could hinder our ability to generate advertising revenue.

         Our success will depend upon the ability of the communications industry to provide Internet access and carry Internet traffic. The Internet may not prove to be a viable commercial medium because of:

o inadequate development of the necessary infrastructure such as a reliable network backbone
o        timely development of complementary products such as high speed modems
o delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity
o        increased government regulation

         If the Internet continues to experience significant growth in the number of users and the level of use, then the Internet infrastructure may not be able to continue to support the demands placed on it.

Market prices of emerging Internet companies have been highly volatile, and the market for our stock may exhibit volatility as well.

         The stock market has experienced significant price and trading volume fluctuations, and the market prices of technology companies, particularly Internet-related companies, have been extremely volatile. Exceptional share price and trading volume changes have accompanied recent public offerings by Internet companies in the first days and weeks after the securities were released for public trading. Investors may not be able to resell their shares at or above the initial public offering price. In the past, following periods of volatility in the market price of a public company's securities, securities class action litigation has often been instituted against that company. Such litigation could result in substantial costs and a diversion of management's attention and resources.

Note Regarding Forward Looking Statements

     Certain statements made in this prospectus, that are summarized here, are forward-looking statements that involve risk and uncertainties, and actual results may be materially different. Factors that could cause actual results to differ include, but are not limited, to those identified:

o The expectation that we will become the leading online health information network depends on our ability to continue to: (i) obtain high quality editorial content, (ii) implement effective traffic building programs, as well as other general market conditions and (iii) respond to competitive conditions within the market, (including, but not limited to, the introduction and further development of competitive websites).

o The expectation that we will see a growth in revenues and positive net income as a result of our shift in focus to the online health network depends on customer interest, the ability to obtain successful revenue sources from advertisers, as well as other general market and competitive conditions within the online health network market.

                                 USE OF PROCEEDS

         We estimate that the net proceeds to us from the sale of the 650,000 shares of common stock in this offering will be approximately $3,800,000, assuming an offering price of $5.9125 per share and after deducting offering and other expenses payable by us.

         We expect to use the net  proceeds of this  offering to retire  certain
indebtedness  we  assumed  in  the  recent   acquisition  of  Health   Decisions
International, LLC.

                          DESCRIPTION OF OUR SECURITIES

Common Stock

         Our Articles of Incorporation authorize us to issue 100,000,000 shares of common stock and 1,000,000 shares of preferred stock. As of February 15, 2000, there were 23,925,011 shares of common stock outstanding and no shares of preferred stock outstanding. Each holder of a share of common stock gets one vote per share on all matters submitted to a vote of shareholders but may not cumulate votes for the election of directors. Holders of common stock also are entitled to receive dividends as may be declared by the Board of Directors out of funds legally available. In the event of our dissolution, liquidation or winding up, holders of common stock are entitled to share in all assets which remain after the satisfaction of any claims of creditors or of the holder of any securities senior to the common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. All the outstanding shares of common stock are fully paid and nonassessable.

Warrants

         As of February 15, 2000, we had outstanding warrants to purchase 140,878 shares of common stock with various parties with varying exercise prices and termination dates. Certain of these warrant holders have piggy-back registration rights.

Provisions Affecting Acquisitions and Business Combinations

         The Washington Business Corporations Act contains certain provisions that may have the effect of delaying or discouraging another person or company from a hostile takeover of us. Chapter 23B.19 of the Washington Business Corporations Act prohibits a target corporation, with certain exceptions, from engaging in certain significant business transactions, such as a merger or sale of assets, with a person or group of persons which beneficially acquires 10% or more of the corporation's voting securities, known as an acquiring entity, for a period of five years after such acquisition, unless the transaction is approved by a majority of the members of the target corporation's board of directors prior to the date of the transaction. An acquiring entity is further prohibited from engaging in significant business transactions with the target corporation unless the per share consideration paid to holders of outstanding shares of common stock and other classes of stock of the target corporation meet certain minimum criteria. These provisions may have the effect of delaying, deterring or preventing a change in control of a company.

Director and Officer Indemnification

         The Washington Business Corporations Act provides that a Washington corporation may include provisions in its articles of incorporation relieving each of its directors of monetary liability arising out of his or her conduct as a director for breach of his or her fiduciary duty, except liability for: (i) acts or omissions of a director finally adjudged to be intentional misconduct or a knowing violation of law, (ii) conduct in violation of Section 23B.08.310 of the Washington Business Act, which section relates to unlawful distributions, or
(iii) any transaction with respect to which it is finally adjudged that a director personally received benefit in money, property or services to which the director was not legally entitled. Our Articles of Incorporation include these provisions. Our Articles of Incorporation and Bylaws provide that we are obligated, to the fullest extent permitted by law, to indemnify and advance expenses to each of our currently acting and former directors and officers, and may so indemnify and advance expenses to each of our current and former employees and agents. We believe that the foregoing provisions are necessary to attract and retain qualified persons as directors and officers.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the documents we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov.

         The SEC allows us to incorporate by reference the information in documents we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         1. Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 1998

         2. Quarterly Report on Form 10-Q for the three months ended March 31, 1999

         3.  Quarterly Report on Form 10-Q for the six months ended
             June 30, 1999

         4. Quarterly Report on Form 10-Q for the nine months ended September 30, 1999

         5. Proxy Statement for the annual meeting of shareholders held June 15, 1999

         6.  Current Report on Form 8-K, dated September 15, 1999, as amended

         7.  Current Report on Form 8-K, dated October 26, 1999

         8.  Current Report on Form 8-K, dated December 14, 1999, as amended

         9.  Current Report on Form 8-K, dated February 22, 2000

         10. Current Report on Form 8-K dated March 15, 2000

         You may request a copy of these filings or a copy of any or all of the documents referred to above which have been or may be incorporated in this prospectus by reference, at no cost, by writing us at the following address:

Corporate Secretary
808 Howell Street, Suite 400
Seattle, Washington 98101
(206) 583-0100

                                  LEGAL MATTERS

         For purposes of this offering, Preston Gates & Ellis LLP, Seattle, Washington, is giving its opinion on the validity of the Shares.

                                     EXPERTS

         The consolidated financial statements and schedule of OnHealth Network Company appearing in OnHealth Network Company's Current Report on Form 8-K dated March 15, 2000 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

         The expenses relating to the registration of the common stock will be borne by the registrant. Such expenses are estimated to be as follows:

Registration Fee
  Securities and Exchange Commission                               $  1,093.95
Accountants' Fees                                                  $  1,500.00
Legal Fees                                                         $  5,000.00
Printers Fees and Expenses                                         $  1,000.00
Miscellaneous                                                      $    500.00
                                                                  --------------
         Total                                                     $  9,093.95


Item 15. Indemnification of Directors and Officers.

         Article XII of the Articles of Incorporation of the Company authorizes the Company to indemnify any present or former director or officer to the fullest extent not prohibited by the Washington Business Corporation Act, public policy or other applicable law. Chapter 23B.8.510 and .570 of the Washington Business Corporation Act authorizes a corporation to indemnify its directors, officers, employees, or agents in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including provisions permitting advances for expenses incurred) arising under the 1933 Act.

         In addition, the Company maintains directors' and officers' liability insurance under which its directors and officers are insured against loss (as defined in the policy) as a result of claims brought against them for their wrongful acts in such capacities.

Item 16. Exhibits and Financial Statement Schedules.

(a)
   Exhibit
     No.          Description
---------     -------------------------------------------------------------
    3.1       Articles of Incorporation of the Company*

    3.2       Bylaws of the Company**

    5         Opinion of Preston Gates & Ellis LLP regarding legality

   23.1       Consent of Ernst & Young LLP, Independent Auditors

   23.2       Consent of Preston Gates & Ellis LLP***

* Incorporated by reference to the Form S-3 of the Registrant filed June 20, 1999 (333-81321)

** Incorporated by reference to the Form S-3 of the Registrant filed December 31, 1998 (333-69989).

***      Contained within Exhibit 5

Item 17. Undertakings.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors and executive officers of the Registrant pursuant to provisions described in Item 15 or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director or executive officer of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director or executive officer in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) that, for the purposes of determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

         (4) that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (5) to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver or caused to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information;

          (6) that, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

         (7) that, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on the 17th day of March, 2000.

                            ONHEALTH NETWORK COMPANY

                            By   \S\ROBERT N. GOODMAN
                                --------------------------
                                 Robert N. Goodman
                                 President and
                                    Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 has been signed by the following persons in the capacities indicated on the dates set forth below.


                 SIGNATURES                                        TITLE                                 DATE
---------------------------------------------    ----------------------------------------     --------------------

     \s\ROBERT N. GOODMAN                           President, Chief Executive Officer,               March 16, 2000
-------------------------------------------         Director (Principal Executive
      Robert N. Goodman                             Officer)


     \s\RONALD M. STEVENS                           Vice President and Chief Financial                March 16, 2000
-------------------------------------------         Officer (Principal Financial and
      Ronald M. Stevens                             Accounting Officer)

     \s\MICHAEL A. BROCHU                           Chairman of the Board of Directors                March 16, 2000
-------------------------------------------
      Michael A. Brochu

     \s\ANN KIRSCHNER                               Director                                          March 16, 2000
--------------------------------------------
      Ann Kirschner

     \s\RAM SHRIRAM                                 Director                                          March 16, 2000
--------------------------------------------
      Ram Shriram

     \s\RICK THOMPSON                               Director                                          March 16, 2000
--------------------------------------------
      Rick Thompson



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